Exhibit 10.40

Date	To
March 3, 2007	Richard F. Syron
From
Geoffrey T. Boisi
Subject
Your Short-term Incentive Target for 2007 Performance and 2007 Long-Term Incentive Grant

Effective upon the execution date stated below, this memorandum sets forth the terms and conditions pertaining to your annual: (i) short-term incentive target under the officer short-term incentive program (the “Bonus Program”) for 2007 performance (payable in 2008); and (ii) 2007 long-term incentive grant (the “Annual Equity Grant”). The terms established in this memorandum are in lieu of the target Annual Bonus set forth in Section 4.2 and the Annual Equity Grant set forth in Section 4.4 of your December 6, 2003 Employment Agreement (“Employment Agreement”) with Freddie Mac.

I.  Short-Term Incentive

Your annual short-term incentive target for the 2007 performance period (payable in 2008) under the Bonus Program shall be 240% of your base salary earnings (or $2,640,000) (the “Bonus Target”) and, as set forth in Section 4.2 of your Employment Agreement, the maximum annual short-term incentive payment for 2007 shall be 200% of the Bonus Target, provided that you remain actively employed with Freddie Mac through the end of 2007.

In consideration of receiving the Bonus Target described above, you:

A. Waive any rights you have under your Employment Agreement with respect to your short-term incentive for 2007 (payable in 2008), including receipt of the Annual Bonus for 2007 that otherwise may be payable pursuant to the terms set forth in Section 4.2 of your Employment Agreement.

B. Agree that for performance years after 2007, the payment of an annual short-term incentive pursuant to the target specified in Section 4.2 of your Employment Agreement shall not constitute “Good Reason” as defined in

Richard F. Syron
March 3, 2007

Section 5.3 of your Employment Agreement (including without limitation under Section 5.3(i)).

C. Agree that a termination of employment benefit paid pursuant to Section 6 of your Employment Agreement, if any, shall be based on the Annual Bonus target set forth in Section 4.2 of such Agreement and that the Bonus Target established by this memorandum shall not be used to calculate any termination of employment benefit that may be paid pursuant to any of the terms of your Employment Agreement.

II.  Long-Term Incentive

Your Annual Equity Grant for calendar year 2007 shall be $8,600,000. In consideration of receiving that Annual Equity Grant, Freddie Mac:

D. Acknowledges that in the event that you are due a lump-sum cash payment attributable to such Annual Equity Grant upon either a “Change of Control” or the termination of your employment for “Good Reason” or without “Cause,” pursuant to Sections 4.4 (d) and 6.2(iii)(B), respectively, of your Employment Agreement, then you shall receive $8,800,000.

As a result of your waiver in Paragraph A and of Freddie Mac’s acknowledgement in Paragraph D of its payment obligations, above, this memorandum shall not be deemed to be an amendment to your Employment Agreement.

This memorandum sets forth the entirety of Freddie Mac’s and your obligations with respect to the payment of: (i) an annual short-term incentive target for the 2007 performance period (payable in 2008), if any; and (ii) the 2007 Annual Equity Grant. Such terms may be modified only by approval of the Compensation and Human Resources Committee of the Board and a written agreement entered into by both you and Freddie Mac. This memorandum shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict-of-laws provisions.

Should you agree to the terms set forth herein, please return an executed copy of this memorandum to Paul George, Freddie Mac’s Executive Vice-President, Human

Richard F. Syron
March 3, 2007

Resources and to Robert Bostrom, Freddie Mac’s Executive Vice-President, General Counsel and Corporate Secretary.

FEDERAL HOME LOAN MORTGAGE CORPORATION

Date: March 7, 2007	By: /s/ Geoffrey T. Boisi Geoffrey T. Boisi Chair of the Compensation and Human Resources Committee

Date: March 13, 2007	/s/ Richard F. Syron Richard F. Syron